Exhibit 23.5

中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: 16 January 2024

Creative Global Technology Holdings Limited

Unit 03, 22/F, Westin Centre,

26 Hung To Road, Kwun Tong,

Kowloon, Hong Kong

Dear Sirs or Madams,

We, Yuan Tai Law Offices, qualified lawyers in the People’s Republic of China (the “PRC”), hereby consent to the reference to our firm’s name under the captions “Prospectus Summary”, “Risk Factors - Although we do not believe we are required to file with the China Securities Regulatory Commission for this offering under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises promulgated in February 2023, if we are required to do so, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely filing for this offering”, and “Legal Matters” in the Registration Statement on Form F-1 of Creative Global Technology Holdings Limited (the Company”), including all the amendments or supplements thereto, in relation to the initial public offering of 2,000,000 ordinary shares of the Company and the resale of 2,000,000 ordinary shares of the Company held by CHSZ Holdings Limited (the “Registration Statement”).

We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun

Name: Shao Jun

Designation: Partner